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                                                                  EXHIBIT 10.3

                         EXECUTIVE EMPLOYMENT AGREEMENT

                                (MARK K. JOSEPH)

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 1st day of July, 2003 (the "Effective Date") by and between MUNICIPAL MORTGAGE & EQUITY, LLC, a Delaware limited liability company ("Employer"), and MARK K. JOSEPH ("Executive").

         WHEREAS, Employer is engaged in the business of acquiring and providing asset management services for real estate and debt and equity investments therein, with a particular emphasis on investments generating tax-exempt income and investments in, or secured by, multi-family properties, congregate care, and assisted living facilities and similar properties;

         WHEREAS, Executive is the founder of Employer, has been its Chairman and Chief Executive Officer from Employer's inception, and has particular skill, experience, and background in all activities, investments, and services in which the Employer primarily engages; and

         WHEREAS, Employer and Executive wish to enter into a continuing employment relationship that envisions the execution of a succession plan, the gradual reduction of Executive's employment responsibilities, and a phased-in transition of management control to others who will continue the business of the Employer into the future; and

         WHEREAS, To accomplish that goal, Employer and Executive desire to enter into the continuing employment relationship under the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Executive hereby agree as follows:

         1. TERM OF AGREEMENT - EMPLOYMENT PHASES

         The term of this Agreement (the "Term") shall be divided into two Employment Phases, and shall end upon the expiration of the second Employment Phase, as follows:

                  (a) Employment Phase I. Employment Phase I shall commence on the Effective Date and shall continue until June 30, 2005.

                  (b) Employment Phase II. Employment Phase II shall commence immediately upon the conclusion of Employment Phase I, and shall continue until December 31, 2008.

         2. EMPLOYMENT AND DUTIES. Executive agrees to devote his best efforts, attention, and skill in performing the duties of his position during each Employment Phase, as defined in Section 1 above. Provided that his activity does not violate any provision of this Agreement (including the noncompetition provisions of Section 7 below) or materially interfere with his

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performance of his duties hereunder, nothing herein shall prohibit Executive from (a) participating in any other business activities, other than those in which he is already participating at the time this Agreement is executed, without advance approval by the Board of Directors (the "Board"), in accordance with any terms and conditions of such approval, such approval not to be unreasonably withheld or delayed, (b) engaging in charitable, civic, fraternal, or trade group activities, or (c) investing in other entities or business ventures. Executive's duties during each Employment Phase shall be as follows:

                  (a) Employment Phase I. During Employment Phase I, Executive shall continue to be employed by Employer as Chairman and CEO of Employer and shall continue to perform the duties and responsibilities he was performing prior to execution of this Agreement and any other duties and responsibilities consistent with the types of duties and responsibilities typically performed by a person serving as Chairman and CEO of comparable businesses. In addition, Executive undertakes to work with the President and Chief Operating Officer of Employer, to put in place a management system that will provide sufficient operating support to enable the President, with Board approval, to assume the office of CEO at the end of Employment Phase I.

                  (b) Employment Phase II. During Employment Phase II, Executive shall serve as Chairman of the Board of Employer and shall in collaboration with the CEO be responsible for (i) management's relations with the Board and its governance; (ii) implementation of Sarbanes/Oxley requirements and internal controls; (iii) recruitment of candidates for the Board; (iv) branding and public relations and acting as spokesperson for Employer; (v) engaging with senior management in strategic planning; (vi) work with funding group in seeking pension fund capital; and (vii) political and governmental relations. During Employment Phase II, Executive shall continue to serve as a member of Employer's Senior Management Committee and Executive Committee; and perform any other duties and matters as assigned to him by the Board or agreed to with the CEO. In general, Executive shall remain sufficiently involved in and informed about Employer's affairs to enable him to perform all of these roles.

                  (c) Subsequent to Employment Phase II. Following expiration of Employment Phase II, Executive shall continue to make himself available for consulting services to the Employer for such reasonable period and on such terms as Executive and the Board shall mutually agree, but any failure by either party to reach mutual agreement with respect to such consulting services terms shall not constitute a breach of this Agreement.

         3. COMPENSATION

         As compensation for performing the services required by this Agreement, and during the Term, Executive shall be compensated as follows:

                  (a) Employment Phase I. During Employment Phase I, Executive shall continue to be compensated as Employer's most senior executive and shall receive the following:

                           (i) Base Compensation: Employer shall pay to
Executive a salary ("Base Compensation") at the annual rate of Three Hundred Twenty-Five Thousand Dollars ($325,000) through June 30, 2004, payable in accordance with the general policies and procedures of

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Employer for payment of salaries to executive personnel, but in any event no less frequently than every two weeks, in substantially equal installments, subject to withholding for applicable federal, state, and local taxes. Executive's Base Compensation shall increase by Twenty-Five Thousand Dollars ($25,000) for the year ending June 30, 2005.

                           (ii) Incentive Compensation:

                                    A. In addition to Base Compensation,
Executive shall be eligible to receive additional compensation ("Incentive Compensation"), pursuant to such Incentive Compensation Plan as may from time to time be adopted by Employer. The Incentive Compensation Plan will have two components. First, the Plan will provide that Executive is eligible to receive an annual bonus payable in cash, unrestricted shares, or restricted shares of up to Three Hundred Seventy-Five Thousand Dollars ($375,000) during the first year of this Agreement (i.e., the first year of Employment Phase I) based on meeting goals for fiscal year 2003, and up to Four Hundred Thousand Dollars ($400,000) during the second year of this Agreement (i.e., the second year of Employment Phase I) based on meeting goals for fiscal year 2004. This component of the Incentive Compensation Plan will provide that the amount of the bonus will be based on a formula tied to the Executive's performance and Employer's company-wide performance. The formula will be initially determined (and may be modified from time to time) by the Compensation Committee; provided, however, that the formula will have criteria and metrics that are substantially similar to those used to calculate incentive compensation for Employer's other senior executives. Second, the Plan will provide that Executive may earn additional Incentive Compensation of up to Two Hundred Thousand Dollars ($200,000) per year for the Company's fiscal years 2003 and 2004 for Employer's corporate performance measured by 8% CAD growth in each of the fiscal years 2003 and 2004.

                                    B. Incentive Compensation may at the
election of the Compensation Committee take the form of cash or the stock of Municipal Mortgage & Equity, LLC (the "Company") and, to the extent it consists of stock, may be awarded under the Employer's Share Incentive Plan as in effect from time to time. Executive acknowledges that the formula set forth in the Incentive Compensation Plan may vary for each employee who participates therein. Incentive Compensation for any given fiscal year (including the partial year
2003) shall be determined no later than 60 days after the end of Employer's fiscal year and paid no later than 75 days after the close of the fiscal year.

                  (b) Employment Phase II. During Employment Phase II, Executive shall receive as Base Compensation each year $1.00 plus an amount determined by, and in the discretion of, the Company's Compensation Committee, up to 50% of the total compensation paid to the Company's CEO.

                  (c) Deferred Compensation. Coincident with the execution of this Agreement, in order to provide additional compensation to Executive as an inducement to his entering into this Agreement, Employer shall enter into the Deferred Compensation Agreement, in the form attached hereto as EXHIBIT A (the "Deferred Compensation Agreement"), which is incorporated into and makes up a part of this Agreement, to provide Executive with a deferred benefit of $3 Million that vests immediately on execution of this Agreement. For a term of 5 years after

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Employment Phase II, as further inducement for Executive to enter into this
Agreement, Executive shall be provided with office space and an administrative assistant comparable to that which he receives during Employment Phase I and Employment Phase II.

         4. EXECUTIVE BENEFITS.

                  (a) During the Term of this Agreement, Executive and his eligible dependents shall have the right to participate in any retirement, pension, insurance, health, or other benefit plan or program adopted by Employer (or in which Employer participates) to the same extent as any other executive officer of the Employer, subject, in the case of a plan or program, to all of the terms and conditions thereof, and to any limitations imposed by law. Executive shall have the right, to the extent permitted under any applicable law, to participate concurrently in plans or programs sponsored by others (including self-employment plans or programs) and in plans or programs sponsored by Employer.

                  (b) Tax Benefit Adjustment. If, as a result of the ownership of common shares by Executive, Executive shall either lose personal income tax deductions, be required to report additional personal taxable income, or be required to pay additional taxes or charges, which deductions, income or taxes would not have been lost, reportable, or payable, as the case may be, had Executive not owned any common shares, Employer shall pay Executive a bonus on April 1 of each calendar year equal to all additional taxes or charges Executive is required to pay, attributable to the prior calendar year, which would not have been payable had Executive not owned common shares. THIS SECTION IS NOT INTENDED TO COMPENSATE EXECUTIVE FOR THE INCOME TAX CONSEQUENCES OF RECEIVING OR EXERCISING OPTIONS FOR OR ACQUIRING COMMON SHARES.

         5. EXPENSES.

         Executive shall be entitled to receive, within a reasonable period of time after he has delivered to the Employer an itemized statement thereof, and after presentation of such invoices or similar records as the Employer may reasonably require, reimbursement for all necessary and reasonable expenses incurred by him in connection with the performance of his duties.

         6. TERMINATION AND TERMINATION BENEFITS.

                  (a) Termination by Employer.

                           (i) Without Cause. Employer may terminate this
Agreement and Executive's employment at any time without Cause, as defined below, upon ninety (90) days prior written notice to Executive, during which period Employer shall have the option to require Executive to continue to perform his duties under this Agreement. In such event, Executive shall be paid
(A) all amounts earned, but yet unpaid, through the date of Executive's cessation of employment, (B) all Base Compensation that otherwise would have been payable under this Agreement through the expiration of Employment Phase II, to the extent not yet paid, and (C) all other benefits to which Executive is entitled under this Agreement and the Deferred Compensation Agreement. The amounts payable under the immediately preceding sentence shall be paid to Executive, in one lump sum payment, as soon as practicable following Executive's

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cessation of employment. In addition, upon Employer's termination of Executive's employment without Cause, Executive shall become fully vested in any and all outstanding deferred share awards, share options, and other Long-Term
Incentives, and he and his dependents shall be provided, at the Employer's expense, with group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or any applicable state law, and thereafter through the expiration of Employment Phase II with health coverage comparable to their coverage under the Employer's group health plans.

                           (ii) With Cause. Employer may terminate this
Agreement and Executive's employment with Cause upon ten (10) days prior written notice to Executive. In such event, Executive shall be paid his Base Compensation and all other benefits to which he is entitled under this Agreement and the Deferred Compensation Agreement up through the effective date of termination. For purposes of this Agreement, termination for "Cause" shall mean
(A) acts or omissions by the Executive with respect to the Employer which constitute intentional misconduct or a knowing violation of law; (B) receipt by the Executive of money, property, or services from the Employer or from another person dealing with Employer in violation of law or this Agreement, (C) material breach by Executive of the noncompetition provisions of this Agreement, (D) material breach by the Executive of his duty of loyalty to the Employer, (E) gross negligence by the Executive in the performance of his duties, or (F) repeated failure by the Executive to perform services that have been reasonably requested of him by the Board, following notice and, following such notice, a 30-day opportunity to cure and if such requests are consistent with this Agreement.

                           (iii) Disability. If due to Disability, as defined
below, Executive shall fail to materially perform the material duties required by this Agreement, Employer may terminate this Agreement and Executive's employment upon 30 days written notice to Executive. In such event, Executive shall be paid his Base Compensation and receive all benefits owing to him under this Agreement and the Deferred Compensation Agreement and shall receive his proportionate share of Incentive Compensation (based on the ratio which the number of full and partial calendar months worked during the year bears to 12) for the year in which the termination occurs. In addition, upon Executive's termination of employment for Disability, Executive shall become fully vested in any and all outstanding deferred share awards, share options, and other Long-Term Incentives. Executive shall be considered to have a Disability under this paragraph if, due to illness, physical or mental impairment, or other incapacity, he is unable to work for a total of 120 or more business days during any 12-month period. Nothing in this paragraph shall be construed to limit Executive's rights to the benefits of any disability insurance policy provided by Employer and this Section shall not be construed as varying the terms of any such policy in any manner adverse to Executive.

                  (b) Termination by Executive. Executive may terminate this Agreement for Good Reason upon 90 days prior written notice to Employer. In such event, Executive shall be paid (A) all amounts earned, but yet unpaid, through the date of Executive's cessation of employment, (B) all Base Compensation that otherwise would have been payable under this Agreement through the expiration of Employment Phase II, to the extent not yet paid, and (C) all other benefits to which Executive is entitled under this Agreement and the Deferred Compensation Agreement. The amounts payable under the immediately preceding sentence shall be paid to

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Executive, in one lump sum payment, as soon as practicable following Executive's cessation of employment. In addition, upon Executive's termination of employment for Good Reason, Executive shall become fully vested in any and all outstanding deferred share awards, share options, and other Long-Term Incentives, and he and his dependents shall be provided at the Employer's expense, with group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or any applicable state law, and thereafter through the expiration of Employment Phase II with health coverage comparable to their coverage under the Employer's group health plans. Executive shall have "Good Reason" to terminate his employment if (i) his compensation, as in effect at any given time, shall be reduced without his consent, (ii) Employer shall fail to provide any of the material payments or benefits provided for under this Agreement, (iii) Employer shall materially reduce or alter Executive's duties, or (iv) Employer shall require Executive to take any act which would be a violation of federal, state, or local criminal law.

                  (c) Termination Compensation in Connection with a Change in Control. The acquisition of voting control of the Employer by any one or more persons or entities who are directly, or indirectly through one or more intermediaries, under common control, or who are related to each other within the meaning of Sections 267 and 707(b) of the Internal Revenue Code, shall be deemed a "Change in Control." In the event Executive's employment is terminated within eighteen months of a Change in Control, Termination Compensation shall be equal to two (2) years of the Base Compensation provided herein for Employment Phase I, payable in a lump sum on the effective date of Executive's termination. Such Termination Compensation shall be in addition to all other compensation and benefits, including vesting of Long-Term Incentives, to which Executive is entitled for a termination without Cause under Section 6(a)(i) above, and shall be payable even in the event of a termination effective as of the end of the Term.

                  (d) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Executive's death. In such event, Executive's estate shall be paid two (2) years' Base Compensation as follows: to the extent of any insurance carried by Employer on Executive's life, the death benefit shall be payable in a lump sum within five (5) business days' of Employer's receipt of the insurance proceeds; any portion of the death benefit not covered by insurance shall be paid in eight equal installments payable on the first day of each calendar quarter following Executive's death. Employer shall carry as much life insurance on Executive's life as the Board on recommendation of the CEO or COO may from time to time determine. In addition, upon Executive's termination of employment due to his death, any and all outstanding deferred share awards, share options and other Long-Term Incentives in his name shall become fully vested. Executive's estate shall be paid all amounts earned, but yet unpaid, through the date of Executive's death and all other benefits to which Executive's estate is entitled under this Agreement and the Deferred Compensation Agreement.

                  (e) No Mitigation Duty. Notwithstanding any other provision of this Agreement, Executive shall not be obligated in any way to mitigate the Employer's obligations to him under this Section 6, and any amounts earned by Executive subsequent to his termination of employment with Employer shall not serve as an offset to the payments due him by the Employer under this Section 6.

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         7. COVENANT NOT TO COMPETE.

                  (a) Noncompetition. From and after the Effective Date and continuing for the longer of (i) 12 months following the expiration or termination of this Agreement or (ii) the remainder of the Term of this Agreement, Executive shall not without the prior written consent of the Board
(w) become employed by, or undertake to work for, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate, or consultant of or to, any person, partnership, corporation, or other business entity which is a Major Competitor of Employer in the business of offering, promoting, or syndicating to any person, including developers, investors, or project sponsors, low income housing tax credits under
Section 42 of the Internal Revenue Code or the business of offering, promoting, or providing financing for multifamily properties to any person, including the developers, sponsors, and owners of such properties, (x) solicit any employee of Employer to change employment, (y) solicit for the purpose of offering, providing, or syndicating low-income housing tax credits or offering or providing multifamily debt financing, any client, customer, or investor of Employer or any of its subsidiaries that closed (in any capacity) a tax credit or debt financing transaction with Employer or any of its subsidiaries during the thirty-six (36) months preceding Executive's termination, or (z) disclose proprietary or confidential information of the Employer or its subsidiaries, including without limitation, tax, deal structuring, pricing, customer, client, revenue, expense, or other similar information; provided, however, if Employer terminates Executive without cause under Section 6(a)(i) of this Agreement, or the Executive resigns for good reason under Section 6(b), clause (2) of this paragraph (a) shall not apply. As used herein "Major Competitor" shall mean Charter Mac and its Affiliates, GMAC and its Affiliates, and any other person or entity whose primary business lines include providing multifamily debt financing or low-income housing tax credit equity to the developers, sponsors and owners of such properties, unless the net worth of such person or entity (if privately held) or the market capitalization of such company (if publicly held) is less than $200 Million.

                  (b) Reasonable Restrictions. Executive acknowledges that the restrictions of subparagraph (a) above are reasonable, fair, and equitable in scope, term, and duration, are necessary to protect the legitimate business interests of the Employer, and are a material inducement to the Employer to enter into this Agreement. Employer and Executive both agree that in the event a court shall determine any portion of the restrictions in subparagraph (a) are not reasonable, the court may change such restrictions, including without limitation the geographical restrictions and the duration restrictions, to reflect a restriction that the court will enforce as reasonable.

                  (c) Specific Performance. Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that, if Executive shall fail to abide by any of the restrictions set forth in subparagraph (a), Employer will have no adequate remedy at law. Executive therefore confirms that Employer shall have the right, in the event of a violation of subparagraph (a), to injunctive relief to enforce the terms of this
Section 7.

         8. INDEMNIFICATION AND LIABILITY INSURANCE.

         Employer hereby agrees to defend, indemnify, and hold Executive harmless, to the

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maximum extent allowed by law, from any and all liability for acts or omissions of Executive performed in the course of Executive's employment (or reasonably believed by Executive to be within the scope of his employment) or service on the Board of Directors, provided that such acts or omissions do not constitute
(a) criminal conduct, (b) willful misconduct, or (c) a fraud upon, or breach of Executive's duty of loyalty to, the Employer. Employer shall, at all times during which Executive may be subject to claims for acts or omissions performed by him under this Agreement, carry Directors' and Officers' liability insurance covering Executive in commercially reasonable amounts, but in any event not less than Five Million Dollars ($5,000,000). The provisions of this Section 8 shall survive the termination of this Agreement.

         9. MISCELLANEOUS.

                  (a) Complete Agreement. This Agreement, including the Deferred Compensation Agreement which is incorporated herein, constitutes the entire agreement among the parties with respect to the matters set forth herein and supersedes all prior understandings and agreements between the parties as to such matters. No amendments or modifications shall be binding unless set forth in writing and signed by both parties.

                  (b) Successors and Assigns. Neither party may assign his or its rights or interest under this Agreement without the prior written consent of the other party, except that Employer's interest in this Agreement may be assigned to a successor by operation of law or to a purchaser purchasing substantially all of Employer's business. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

                  (c) Severability. Each provision of this Agreement is severable, so that, if any part of this Agreement shall be deemed invalid or unenforceable, the balance of this Agreement shall be enforced so as to give effect as to the intent of the parties.

                  (d) Representations of Employer. Employer represents and warrants to Executive that it has the requisite limited liability company power to enter into this Agreement and perform the terms hereof and that the execution, delivery, and performance of this Agreement have been duly authorized by all appropriate company action.

                  (e) Construction. This Agreement shall be governed in all respects by the internal laws of the State of Maryland (excluding reference to principles of conflicts of law). As used herein, the singular shall include the plural, the plural shall include the singular, and the use of any pronoun shall be construed to refer to the masculine, feminine, or neuter, all as the context may require.

                  (f) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given on the date sent if delivered by hand or by facsimile, and on the next business day if sent by overnight courier or by United States mail, postage prepaid, to each party at the following address (or at such other address as a party may specify by notice under this section):

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                  IF TO EMPLOYER:

                           MMA Financial, LLC
                           621 East Pratt Street, 3rd Floor
                           Baltimore, Maryland 21202
                           Attention: Chief Operating Officer

                  IF TO EXECUTIVE:

                           Mark K. Joseph
                           1006 Winding Way
                           Baltimore, Maryland 21210

                  (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date and year first above written.

WITNESS:                                    EMPLOYER:

                                            Municipal Mortgage & Equity, LLC
/s/ Melva Balducci
----------------------------------          By:   /s/ Janet E. McHugh
                                                --------------------------------
                                                  Name: Janet E. McHugh
                                                        ------------------------
                                                  Title:  Senior Vice President
                                                          and Secretary
                                                        ------------------------

                                            EXECUTIVE:

/s/ Melva Balducci                          /s/ Mark K. Joseph
----------------------------------          ------------------------------------
                                            Mark K. Joseph

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                                                                    ATTACHMENT A

                         DEFERRED COMPENSATION AGREEMENT

                                       FOR

                                 MARK K. JOSEPH

         This Deferred Compensation Agreement (this "Agreement") is entered into between Municipal Mortgage & Equity, LLC, a Delaware limited liability company ("MuniMae"), and Mark K. Joseph ("Mr. Joseph"), effective as of July 1, 2003 (the "Effective Date").

                              W I T N E S S E T H:

         WHEREAS, Mr. Joseph is a key employee of MuniMae;

         WHEREAS, MuniMae wishes to establish an arrangement to provide deferred compensation for Mr. Joseph;

         WHEREAS, this Agreement is intended to be an unfunded arrangement maintained primarily for the purpose of providing deferred compensation to Mr. Joseph as a member of a select group of management or highly-compensated employees of MuniMae, within the meaning of Sections 201(2), 301(a)(3) and 401(a) of the Employee Retirement Security Act of 1974, as amended ("ERISA");

                  NOW, THEREFORE, in consideration of the premises and mutual promises in this Agreement, MuniMae and Mr. Joseph agree as follows:

         1.       DEFERRED COMPENSATION.

                  (a) CREDIT TO ACCOUNT. MuniMae will credit Three Million Dollars ($3,000,000) to a recordkeeping account established on the books of MuniMae on behalf of Mr. Joseph (the "Account") as of the Effective Date.

                  (b) ACCOUNT IS PART OF CORPORATION'S GENERAL ASSETS. All right, title and interest in and to the Account shall at all times be the sole and absolute property of MuniMae. In no event shall the Account be deemed to constitute a fund or security for the payment of benefits under this Agreement. The Account shall, for all purposes, be a part of the general assets of MuniMae. To the extent that Mr. Joseph or his estate acquires a right to receive payments under this Agreement, such right shall be no greater than the right of any unsecured, general creditor of MuniMae.

         2. VESTING OF ACCOUNT. Mr. Joseph will, at all times on and after the Effective Date, be fully vested in and have a non-forfeitable right to the balance of the Account to be paid in accordance with the terms of this Agreement.

         3. EARNINGS. The balance of the Account shall not be adjusted to reflect any hypothetical or actual earnings prior to distribution.

         4.       FUNDING.

                  (a) GRANTOR TRUST. As soon as practicable after the Effective Date, MuniMae shall establish an irrevocable grantor trust for the purpose of providing for the payment of benefits under this Agreement in accordance with Section 5 (the "Trust"). The terms of the Trust shall be consistent with the requirements applicable under the Internal Revenue Code of 1986, as amended, in order to avoid causing any amount credited to the Account to be includible in Mr. Joseph's gross income for federal income tax purposes before MuniMae pays such amount to Mr. Joseph. The trustee of the Trust shall be a commercial trustee mutually selected by MuniMae and Mr. Joseph. To the extent any amount payable to Mr. Joseph under this Agreement is paid from the Trust, MuniMae shall have no further obligation to pay such amount. MuniMae may contribute to the Trust such assets as MuniMae deems appropriate for the purpose of providing for its obligations under this Agreement.

                  (b) OBLIGATION TO FUND. Except as provided below, MuniMae shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. Prior to, but in connection with, the consummation of any Change in Control (as defined in that certain Employment Agreement by and between MuniMae and Mr. Joseph entered into on even date herewith), MuniMae shall contribute assets to the Trust that have a fair market value equal to the balance of the Account as of the date of the consummation of the Change in Control. Any assets set aside or purchased by MuniMae to provide for its obligations under this Agreement, including any asset transferred to the Trust, shall be subject to the claims of MuniMae's general creditors, and Mr. Joseph shall not be deemed to have any lien nor right, title or interest in or to any such assets.

         5.       PAYMENT OF THE ACCOUNT.

                  (a) IN GENERAL. MuniMae will distribute to Mr. Joseph the balance of the Account in cash in substantially equal monthly installments over a 36-month period, the first of which will be made within 30 days after the earlier of (i) the annual general meeting of the stockholders of MuniMae held in 2005 or (ii) Mr. Joseph's termination of employment with MuniMae for any reason.

                  (b) IN CONNECTION WITH MR. JOSEPH'S DEATH. In the event of Mr. Joseph's death before the entire balance of the Account has been distributed to Mr. Joseph, the balance of the Account, to the extent not previously distributed, will be distributed in a single sum cash payment to Mr. Joseph's estate as soon as practicable after the Administrator receives notice of Mr. Joseph's death.

         6. ADMINISTRATION. For purposes of ERISA, MuniMae shall be the "Named Fiduciary" and "Plan Administrator" of the plan for which this Agreement is hereby designated the written plan instrument. The person or persons designated by the Board of Directors of MuniMae shall fulfill the responsibilities of MuniMae as Plan Administrator (the "Administrator"). The Administrator shall have complete discretion in construing the terms of the Agreement and determining claims under Section 7, and the determinations of the Administrator in that regard shall be final and binding on all parties. The Named Fiduciary, the Plan Administrator and Administrator may employ others to render advice with regard to its responsibilities under the plan. The Named Fiduciary may also allocate fiduciary responsibilities to others.

         7.       CLAIMS PROCEDURE.

                  (a) INITIAL CLAIMS. In the event that a dispute arises over any payment under this Agreement and the payment is not paid to Mr. Joseph (or to his estate in the case of Mr. Joseph's death),

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the claimant of such payment must file a written claim with the Administrator within 60 days from the date payment is refused. The Administrator and MuniMae shall review the written claim and, if the claim is denied in whole or in part, shall provide, in writing and within 90 days of receipt of such claim, the specific reasons for such denial and reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the steps to be taken by the claimant if a further review of the claim denial is desired.

                  (b) APPEALS. If the claimant desires a second review, he or she shall notify the Administrator in writing within 60 days of the first claim denial. The claimant may review the Agreement or any documents relating thereto and submit any written issues and comments he or she may feel appropriate. In its discretion, the Administrator shall then review the second claim and provide a written decision within 60 days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Agreement upon which the decision is based.

         8.       MISCELLANEOUS.

                  (a) EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. Nothing contained in this Agreement shall affect the right of Mr. Joseph to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan of MuniMae. Any amounts payable under this Agreement shall not be deemed salary or other compensation to Mr. Joseph for the purposes of computing benefits to which Mr. Joseph may be entitled under any other arrangement established by MuniMae for the benefit of its employees.

                  (b) WITHHOLDING TAXES. MuniMae shall have the right to make such provision as it deems necessary or appropriate to satisfy any obligations it may have to collect or withhold federal, state or local income and employment taxes incurred by reason of the payment or deferral of compensation pursuant to this Agreement. In lieu thereof, MuniMae shall have the right to withhold the amount of such taxes from any other sums due or to become due from MuniMae to Mr. Joseph upon such terms and conditions as MuniMae may prescribe.

                  (c) NO RIGHT OF EMPLOYMENT. Nothing in this Agreement shall be construed or interpreted as giving Mr. Joseph the right to be retained in the service and employment of MuniMae, and MuniMae and Mr. Joseph each reserves the rights to terminate such employment in accordance with the Employment Agreement dated effective July 1, 2003 between MuniMae and Mr. Joseph.

                  (d) ASSIGNMENT AND ALIENATION PROHIBITED. Neither Mr. Joseph nor any beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber, in advance, any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Mr. Joseph or his beneficiary nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Mr. Joseph or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits under this Agreement, MuniMae's liabilities shall immediately cease and terminate.

                  (e) ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the entire understanding between Mr. Joseph and MuniMae concerning its subject matter and supersedes any prior

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

negotiations or understandings, whether oral or written. This Agreement may be amended only by a written instrument executed by Mr. Joseph and MuniMae.

                  (f) OBLIGATIONS BINDING ON ANY SUCCESSOR IN INTEREST. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

                  (g) APPLICABLE LAW. The validity and interpretation of this Agreement, to the extent not governed by federal law, shall be governed by the laws of the State of Maryland, without application of the conflict of laws principles thereof.

                  (h) HEADINGS. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  (i) COUNTERPARTS. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the first date written above.

ATTEST:                                     Municipal Mortgage & Equity, LLC

/s/ Melva Balducci                          By: Janet E. McHugh
------------------------------------            --------------------------------
                                            Print Name: Janet E. McHugh
                                                        ------------------------
                                            Title: Senior Vice President and
                                                   Secretary
                                                   -----------------------------


WITNESS:                                    MARK K. JOSEPH

/s/ Melva Balducci                          /s/ Mark K. Joseph
------------------------------------        ------------------------------------

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